UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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The Steak N Shake Company
(Name of Registrant as Specified In Its Charter)
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Explanatory Note

The Summary Compensation Table contained in the definitve Schedule 14A information filed on December 18, 2006 contained an erroneous amount for the salary of Mr. Blade.  The following Summary Compensation Table contains the correct information.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation paid to the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”) for the last three fiscal years:

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Stock Options(#) (2)	LTIP Payouts ($) (3)	All Other Compensation ($) (4)
Alan B. Gilman Chairman	2006 2005 2004	500,000 500,000 500,000	0 89,024 335,023	None None 186,250	25,000 25,000 32,877	0 0 30,625	29,065 40,292 20,692
Peter Dunn President; Chief Executive Officer	2006 2005 2004	596,154 500,000 463,846	0 226,608 335,023	668,725 350,000 298,000	39,999 25,000 45,000	57,600 0 0	29,600 33,117 16,237
Jeffrey Blade Senior Vice President, Chief Financial Officer	2006 2005 2004	300,000 300,000 165,000	0 71,815 97,764	209,640 208,000 163,795	20,200 16,500 12,000	0 0 0	15,970 18,827 3,650
Gary Reinwald Executive Vice President	2006 2005 2004	245,000 245,000 245,000	0 41,367 84,871	118,796 157,500 134,100	11,500 7,400 20,852	0 0 20,825	13,634 18,766 12,905
Gary Walker Senior Vice President	2006 2005 2004	242,827 240,000 205,000	0 57,207 74,477	179,941 152,125 104,300	17,300 15,757 11,000	0 0 17,150	13,024 16,103 16,808

(1) The amounts shown in this column represent the market value of the restricted stock awarded under the Company’s Capital Appreciation Plan and were calculated by multiplying the closing market price of the Company’s Common Stock on the date of award by the number of shares awarded. The number and value of the aggregate unvested restricted stock holdings of each of the Named Executive Officers as of September 27, 2006 (based on a closing market price of $17.28 on that date) are as follows: Mr. Gilman, 12,500 shares ($216,000); Mr. Dunn, 77,500 shares ($1,339,200); Mr. Blade, 32,000 shares ($552,960); Mr. Reinwald, 24,800 shares ($428,544) and Mr. Walker, 25,900 shares ($445,824). The shares of Common Stock are issued at the time of the award; however, these shares may not be transferred for a period of three years thereafter and are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. The amounts do not reflect the cash value of book units awarded in tandem with the restricted Common Stock, which is included in the column entitled “LTIP Payouts” when paid. The recipient of the award is entitled to any dividends paid on outstanding Common Stock subsequent to the date of the award.

(2) Options granted prior to October 1, 2005 under the employee stock option plans provide for a reload option (the “Reload Option”) in the event the optionee surrenders other shares of the Company’s Common Stock in payment for option shares, in whole or in part. Any such Reload Option (i) will be for a number of shares equal to the number of shares so surrendered; (ii) will have an expiration date which is 5 years from the Reload Option issuance date; (iii) will be fully exercisable on the date of grant, and (iv) will have an exercise price equal to the average market price of the Company’s Common Stock on the five (5) business days before the shares were surrendered to exercise the option. There is no Reload Option with respect to the exercise of a Reload Option. Mr. Gilman’s 2004 grant was 25,000 options, with a reload option granted in an amount of 7,877 options. His 2005 grant was 25,000 options and his 2006 grant was for 25,000 options. Mr. Dunn’s 2004 grant was for 45,000 options. His 2005 grant was for 25,000 options and his 2006 grant was for 30,000 options with a reload option grant in an amount of 9,999 options. Mr. Blade’s 2004 grant was the grant of 12,000 options and his 2005 grant was for 16,500 options. His 2006 grant was for 20,200 options. Mr. Reinwald’s 2004 grant was the grant of 16,000 options, with a reload option grant in an amount of 4,852 options, and his 2005 grant was for 7,400 options. His 2006 grant was for 11,500 options. Mr. Walker’s 2004 grant was the grant of 11,000 options and his 2005 grant was for 12,500 options with a reload of 3,257 options. His 2006 grant was for 17,300 options. More information regarding the fiscal 2006 stock option grants to the Named Executive Officers is set forth in the Option/SAR Grants in Last Fiscal Year table which follows.

(3) Includes cash value paid in respect of book units. Book units are awarded in tandem with restricted stock grants under the Company’s Capital Appreciation Plan. They provide for a cash payment at the end of the three-year vesting period equal to: (i) the sum of the cumulative increase in the Company’s earnings per share over the vesting period, and (ii) any dividends paid over the vesting period.

(4) Other Compensation Includes: (i) amounts payable pursuant to the Company’s executive medical reimbursement plan which provides for payment of certain medical expenses, as defined, of up to $3,500 for each calendar year, (ii) amounts paid by the Company for or on behalf of each executive with respect to group life insurance premiums for coverage in excess of $50,000, (iii) amounts of annual profit sharing contributions by the Company to the accounts of the Named Executive Officers under the Company’s Employee 401k and Profit Sharing Plan and Nonqualified Deferred Compensation Plan, and (iv) amounts of matching contributions made under the Company’s 401k and Profit Sharing Plan and Nonqualified Deferred Compensation Plan, which match 50% of up to 6% of total salary deferred into these plans.